KPMG LLP Aon Center Suite 5500 200 E. Randolph Street Chicago, IL 60601-6436 KPMG LLP, a Delaware limited liability partnership and a member firm of the KPMG global organization of independent member firms affiliated with KPMG International Limited, a private English company limited by guarantee. Consent of Independent Auditors We consent to the incorporation by reference in the registration statements (No. 333-264154 and 333-278482) on Form S-8 of CHS, Inc. of our report dated February 21, 2025, with respect to the consolidated financial statements of CF Industries Nitrogen, LLC, which report appears in the Form 10-K/A of CHS, Inc. dated March 3, 2025. Chicago, Illinois February 21, 2025